EXHIBIT 5.1

Troy & Gould Professional Corporation

1801 Century Park East, 16th Floor

Los Angeles, California 90067

July 6, 2007

ImmunoCellular Therapeutics, Ltd.

1999 Avenue of the Stars, 11th Floor

Los Angeles, California 90067

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the offering for resale of up to 5,467,518 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), comprised of 2,531,603 shares of Common Stock (the “Issued Shares”) which are issued and outstanding, and 2,935,915 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of outstanding warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the Warrants, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the Registration Statement to be filed by the Company with the Commission will be identical in all material respects to the form of the Registration Statement that the Company has provided to us for our review, and that all factual statements made by the Company in the Registration Statement are accurate and complete.

The law covered by our opinion is limited to the applicable statutory provisions of the General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial and regulatory determinations interpreting the Delaware General Corporation Law). We neither express nor imply any opinion (and we assume no responsibility) with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws.

This opinion is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us is set forth below, and no opinion may be implied or inferred beyond that expressly stated below.

ImmunoCellular Imaging, Inc.

July 6, 2007

Based upon the foregoing, and in reliance thereon, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troy & Gould Professional Corporation